Exhibit 10.1

14 July 2017

Raffi Asadorian

31 Tiana Terrace

Lafayette, California 94549

Dear Raffi:

On behalf of AcelRx Pharmaceuticals, Inc. (the “Company”), I am pleased to offer you the position of Chief Financial Officer of the Company. Speaking for myself, as well as the other members of the Company’s Board, we look forward to your future success in this position.

The terms of your new position with the Company are as set forth below:

1.	Position.

(a) You will become the Chief Financial Officer (CFO) of the Company, working out of the Company’s headquarters office in Redwood City, California. You will report to Vincent Angotti, Chief Executive Officer (CEO).

(b) You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote 100% of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, such consent not to be unreasonably withheld, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from: (i) accepting speaking or presentation engagements in exchange for honoraria; (ii) serving on boards of charitable organizations; (iii) owning no more than five percent (5%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange; or (iv) serving on no more than one board of directors of another noncompetitive domestic or international company; provided, however, that in all cases, these activities do not unreasonably detract from the performance of your duties for the Company.

2.              Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on 16 August 2017 (the “Start Date”).

3.             Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

4.             Preconditions to Employment.

This offer and your employment with the Company are contingent upon your successful completion of an employee application, background check, reference check, drug screen for illegal drugs, and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation and actions at the Company’s request to meet these conditions.

5.             Compensation and Benefits.

(a)        Annual Salary. You will be paid a monthly salary of $33,333.33, which is equivalent to $400,000 USD on an annualized basis (the “Base Salary”), less required deductions and tax withholdings. Your salary will be payable in two equal payments per month pursuant to the Company’s regular payroll policy. The Base Salary will be reviewed annually as part of the Company’s normal salary review process. In addition to your Base Salary, you will have the opportunity to earn a targeted annual bonus of 30% of your earned Base Salary based on achievement of both a series of personal objectives defined in consultation with the CEO and the Company’s business objectives that the Board of Directors, acting through the Compensation Committee, will define annually. The first year of bonus will be prorated based on your Start Date.

(b)       Insurance Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other Company employees, subject to any eligibility requirements imposed by such plans.

(c)         Vacation; Sick Leave. You will be entitled to paid time off according to the Company’s standard policies for employees at the same level or above.

(d)       Stock Option Grant. In connection with the commencement of your employment, the Company will recommend at the next regularly scheduled meeting that the Board of Directors (the “Board”) grant you an option to purchase 220,000 shares of the Company’s Common Stock (“Option Shares”) with an exercise price equal to the fair market value of the Common Stock on the date of the grant, as determined by reference to the closing price as listed on NASDAQ. The Option Shares will vest at the rate of 25% of the shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in your Stock Option Agreement, which date will be your Start Date, as defined above) and the remaining Option Shares will vest monthly thereafter at the rate of 1/48 of the total number of the Option Shares per month, subject to the acceleration provisions set forth below. Vesting will, of course, depend on your continued employment with the Company. The option will be subject to the terms of the Company’s 2011 Stock Plan (the “Plan”) and the Stock Option Agreement between you and the Company.

6.            Severance Benefits. You will be eligible for designation as a participant in the Company’s Amended and Restated Severance Benefit Plan as recommended and approved by the Board of Directors at its next scheduled meeting following your Start Date.

7.            Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

8.            At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice.

9.         Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fee incurred in connection with this Agreement. Provided, however, in the event the Employee is required to incur attorney’s fees in order to obtain any payments or benefits under this Agreement and provided that the Employee prevails on at least one material issue related to his claim(s) under the Plan, then the Company will reimburse the attorney’s fees incurred by Employee.

10.        No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

11.           Entire Agreement. This letter, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements and discussions between us. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company, although the Company reserves the right to modify unilaterally your compensation, benefits, job title and duties, reporting relationships and other terms of your employment subject to the provisions of this letter agreement. This letter will be governed by the laws of the State of California without regard to is conflict of laws provision.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This offer will terminate if not accepted by you on or before 21 July 2017.

Very truly yours,	ACCEPTED AND AGREED:

AcelRx Pharmaceuticals, inc.	Raffi M. Asadorian

By: /s/ Vincent J. Angotti	/s/ Raffi M. Asadorian
Signature
Vincent J. Angotti
Chief Executive Officer	Date: 18 July 2017